Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg Nos. 333-30320, 333-24749, 333-128594, and 333-155405) and Form S-3 (Reg No. 333-148227) of Pressure BioSciences, Inc. of our report dated March 31, 2010, with respect to the consolidated financial statements of Pressure BioSciences, Inc. and Subsidiary as of December 31, 2009 and for the year then ended, which appears in this Annual Report on Form 10-K of Pressure BioSciences, Inc. for the year ended December 31, 2010.

/s/ UHY LLP

Houston, Texas
March 31, 2011